                                                               EXHIBIT 10.20



                      AMENDED AND RESTATED LOAN AGREEMENT

                                     AMONG

                    THE CIT GROUP/EQUIPMENT FINANCING, INC.

                                      and

                           FLEET CAPITAL CORPORATION

                                        as Lenders,

                                      and

                      BAYARD DRILLING TECHNOLOGIES, INC.,

                                      and

                               TREND DRILLING CO.

                                        as Borrowers.


                            Dated as of May 1, 1997

                               TABLE OF CONTENTS

R E C I T A L S:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

                                                        ARTICLE I.

THE LOAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 Section 1.02 Term Loan Repayment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 Section 1.03 Pro-Rata Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 Section 1.04 Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 Section 1.05 Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 Section 1.06 Prepayment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                          (a)     Mandatory Prepayment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                                           (i)     Total Loss or Sale . . . . . . . . . . . . . . . . . . . . . . . .  12
                                           (ii)    "Total Loss" . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                                           (iii)   Collateral Value . . . . . . . . . . . . . . . . . . . . . . . . .  13
                                           (iv)    Fair Market Value  . . . . . . . . . . . . . . . . . . . . . . . .  13
                          (b)     Voluntary Prepayment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 Section 1.07 Security  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 Section 1.08 Amendment Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 Section 1.09 Agency Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 Section 1.10 Sharing of Payments, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

                                                       ARTICLE II.

CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 Section 2.01 Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 Section 2.02 Conditions to Subsequent Advances . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 Section 2.03 Waiver of Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                                       ARTICLE III.

REPRESENTATIONS, WARRANTIES AND COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 Section 3.01 Representations of the Borrowers  . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 Section 3.02 Covenants of the Borrowers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                                                       ARTICLE IV.

EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                                   ARTICLE V.

THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 Section 5.01 Appointment and Duties of Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 Section 5.02 Discretion and Liability of Agent . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 Section 5.03 Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 Section 5.04 Consultation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 Section 5.05 Communications to and from Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 Section 5.06 Limitations of Agency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 Section 5.07 No Representations or Warranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 Section 5.08 Lender Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 Section 5.09 Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 Section 5.10 Resignation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 Section 5.11 Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 Section 5.12 Limitation of Suits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34


                                                       ARTICLE VI.

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 Section 6.01 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 Section 6.02 No Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 Section 6.03 Applicable Law and Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 Section 6.04 Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 Section 6.05 Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 Section 6.06 Assignment and Participation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 Section 6.07 Costs, Expenses and Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 Section 6.08 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 Section 6.09 Section Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 Section 6.10 Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 Section 6.11 Agent for Borrowers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

Exhibit A-1      - CIT Note
Exhibit A-2      - Fleet Note
Exhibit B        - Notice of Drawing

         THIS AMENDED AND RESTATED LOAN AGREEMENT dated as of May 1, 1997 among BAYARD DRILLING TECHNOLOGIES, INC., a Delaware corporation ("Bayard"), TREND DRILLING CO., an Oklahoma corporation ("Trend;" and with Bayard, the "Borrowers"), THE CIT GROUP/EQUIPMENT FINANCING, INC., a New York corporation ("CIT"), FLEET CAPITAL CORPORATION, a Rhode Island corporation ("Fleet;" collectively with CIT, the "Lenders") and CIT as Agent for the Lenders (the "Agent"). Capitalized terms used herein and not otherwise defined herein are used with the meanings ascribed thereto in the Definitions Section of this Agreement.

                                R E C I T A L S:

         1. The Borrowers are in the business of owning and operating land drilling rigs.

         2. Pursuant to the Loan Agreement dated as of December 10, 1996 (the "Original Loan Agreement") CIT as the Lender in the Original Loan Agreement agreed to make a loan to Bayard in the principal amount of up to Twenty-Four Million United States Dollars (USD 24,000,000.00) (the "Original Loan") in order to (i) facilitate the purchase of additional drilling rigs by Bayard,
(ii) upgrade existing and new drilling rigs, and (iii) provide working capital for Bayard.

         3. The Original Loan was evidenced by the secured promissory note made by Bayard to CIT.

         4. The Borrowers and the Lenders wish to restate the Original Loan Agreement in order to add Trend as a Borrower, add Fleet as a Lender, name CIT as Agent for the Lenders, increase the amount of the Original Loan Agreement and amend certain other terms and covenants of the Original Loan Agreement.

         NOW, THEREFORE, in consideration of the above recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Original Loan Agreement as follows:

                                  DEFINITIONS

         The following terms shall have the following meanings for all purposes of this Agreement and shall be equally applicable to both the singular and the plural forms of the terms herein defined.

         "Advance" means a loan by the Lenders under Section 1.01(b) of this Agreement.

         "Agreement", "this Agreement", "herein", "hereunder"' or other like words mean this Loan Agreement as originally executed or as modified, amended or supplemented from time to time pursuant to the provisions hereof.

         "Amendment No. 1 to Security Agreement" means the amendment to the Security Agreement appointing CIT as Agent for the Lenders in form and substance satisfactory to the Agent.

         "Amendment Date" means the date on which the conditions precedent contained in Section 2.01 of this Agreement are fulfilled or waived and the modifications to the Original Loan Agreement contemplated by this Agreement become effective.

         "Assignment and Acceptance" means the Assignment and Acceptance Agreement dated as of May 1, 1997 between CIT and Fleet concerning the purchase by Fleet from CIT of an interest in the Loan; in form and substance satisfactory to the Lenders.

         "Borrowers" mean Bayard and Trend and their successors and permitted assigns.

         "Business Day" means a day other than a Saturday or a Sunday or a day on which commercial banks are authorized to be closed in the State of New York or the State of Texas.

         "Cash Flow Coverage Ratio" means the ratio of Cash Flow to Projected Debt Service. For this ratio, "Cash Flow" means, for any period, the sum of Bayard's consolidated net income plus depreciation, depletion and amortization, less dividends paid and extraordinary items of income or loss (as determined in accordance with generally accepted United States accounting principles) in the prior four quarters.

Cash Flow will be calculated as follows:

         (i) as of June 30, 1997, Cash Flow is equal to the product of (x) actual Cash Flow for the month of June 1997 times (y) twelve;

         (ii) as of September 30, 1997, Cash Flow is equal to the sum of (x) the product of actual Cash Flow for the month of June 1997 times nine, plus (y) the sum of actual Cash Flow for the months of July, August and September 1997;

       (iii) as of December 31, 1997, Cash Flow is equal to the sum of (x) the product of actual Cash Flow for the month of June 1997 times six, plus (y) the sum calculated in (ii)(y) above, plus the sum of actual Cash Flows for the months of October, November and December 1997;

         (iv) as of the March 31, 1998, Cash Flow is equal to the sum of (x) the product of the actual Cash Flow for the month of June 1997 times three, plus (y) the sum calculated in (iii)(y) above, plus the sum of the Cash Flows for the months of January, February and March 1998; and

         (v) as of June 30, 1998 and for all subsequent periods; Cash Flow is equal to the sum of the actual Cash Flow for the then preceding twelve months.

         "Collateral Value" has the meaning set forth in Section 1.06(a)(iii) hereof.

         "Commitment" means USD 30,577,131.15; subject, however to reduction pursuant to Section 1.01(e) below. CIT's portion of the Commitment on the Amendment Date shall be 77.107% and Fleet's portion of the Commitment on the Amendment Date shall be 22.893%. Both portions of the Commitment shall be subject to recalculation pursuant to Section 1.01(g) below.

         "Dollars" or "USD" means lawful currency of the United States of America.

         "Event of Default" has the meaning set forth in Article IV hereof.

         "Excluded Income Taxes" has the meaning set forth in Section 1.05(a) hereof.

         "Fair Market Value" has the meaning set forth in Section 1.06(a)(iv) hereof.

         "Governmental Agencies" means any government or any state, department or other political subdivision thereof or governmental body, agency, authority, department or commission having jurisdiction over either Borrower or their properties (including without limitation any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by the foregoing.

         "Hazardous Substances" means petroleum and used oil, or any other pollutant or contaminant, hazardous, dangerous or toxic waste, substance or material as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, et seq. (hereinafter called "CERCLA"); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sec. 6901, et seq. (hereinafter called "RCRA"); the Toxic Substances Control Act, as amended, 15 U.S.C. Sec. 2601, et seq. (hereinafter called "TSCA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sec. 1801, et seq. (hereinafter called "HMTA"); the Oil Pollution Act of 1990, Pub.L. No. 101-380, 104 Stat. 484 (1990) (hereinafter called "OPA"); or
any other statute, law, ordinance, code or regulation of any Governmental Agency relating to or imposing liability or standards of conduct concerning the use, production, generation, treatment, storage, recycling, handling, transportation, release, threatened release or disposal of any hazardous, dangerous or toxic waste, substance or material, currently in effect or at any time hereafter adopted.

         "Intercreditor Agreement" means the Intercreditor Agreement dated as of May 1, 1997 among the Lenders and the Agent in form and substance satisfactory to the Lenders.

         "Interest Period" has the meaning set forth in Section 1.04(d) hereof.

         "Interest Rate" has the meaning set forth in Section 1.04(b) hereof.

         "LIBOR Rate" means the one-month rate of interest per annum at which deposits in Dollars are offered to major banks in the London interbank market at approximately 11:00 a.m. (London time), as reported and published in the Wall Street Journal for the 15th day of each month, or, if the 15th day of the month is not a day for which the Wall Street Journal reports LIBOR, then on the first preceding day on which the Wall Street Journal reports the LIBOR and shall become effective as of the first day of the succeeding calendar month and shall continue in effect to, and including, the last day of such Month.

         "Loan" means the Term Loan made pursuant to Section 1.01 of this Agreement.

         "Loan Documents" means the Notes, this Agreement, the Security Agreements and the Intercreditor Agreement.

         "material adverse effect" means having a material adverse effect on the business, properties or condition (financial or otherwise) of the Borrowers and their subsidiaries taken as a whole.

         "Maturity Date" means March 31, 2002.

         "Mortgage" means the Oklahoma mortgage from Trend to the Agent covering the property known as the El Reno yard located in Canadian County, Oklahoma; in form and substance satisfactory to the Agent.

         "Non-consolidated Subsidiary" means a subsidiary of either Borrower whose assets are not subject to the Security Agreements and which has debt that is non-recourse to the Borrowers or the Borrowers' assets.

         "New Equity" means the new equity investment for Bayard from Chesapeake Energy Corporation ("Chesapeake") in the amount of USD 7,000,000.00 and from Energy Spectrum Partners LP ("Energy Spectrum") in the amount of USD 980,000.00 and any additional equity investment actually provided by Chesapeake or Energy Spectrum pursuant to the Securities Purchase Agreement among Bayard, Chesapeake and Energy Spectrum dated April 30, 1997 (the "Securities Purchase Agreement").

         "New Subordinated Debt" means the new subordinated debt financing for Bayard from Chesapeake in the amount of USD 18,000,000.00 and from Energy Spectrum in the amount of USD 2,520,000.00 and any additional subordinated debt financing actually provided by Chesapeake or Energy Spectrum pursuant to the Securities Purchase Agreement or any additional promissory notes issued by Bayard to pay interest on the New Subordinated Debt.

         "Notes" means the promissory notes of the Borrowers in favor of the Lenders, substantially in the form of Exhibits A-1 and A-2 attached hereto and made a part hereof.

         "Notice of Drawing" means the notice of drawing given by the Borrowers pursuant to Section 1.02(d), substantially in the form of Exhibit B attached hereto.

         "Orderly Liquidation Value" has the meaning set forth in Section 1.06(a)(iv) hereof.

         "Payment Date" has the meaning set forth in Section 1.04(a) hereof.

         "Prepayment Premium" means the prepayment premiums required by Section
1.06 hereof.

         "Prime Rate" means with respect to any Interest Period, the rate publicly announced in New York, New York from time to time as the prime rate of The Chase Manhattan Bank (or any successor thereof) ("Chase"). The Prime Rate shall be determined by the Lender at the close of business two (2) Business Days before the applicable date of Loan Advance or a Payment Date, as the case may be, and shall be effective to but not including the next applicable Payment Date. The Prime Rate is not intended to be the lowest rate of interest charged by Chase or the Lenders in connection with extensions of credit to debtors.

         "Projected Debt Service" means the sum of the current portion of each Borrower's long term debt and capitalized lease obligations coming due in the following four quarters, including any maturities associated with the Fleet Credit Facility. Both Cash Flow and Projected Debt Service shall exclude the Cash Flow and Projected Debt Service attributable to any Non-consolidated Subsidiary.

         "Responsible Officer" means, as to either Borrower, its chief executive officer, chief financial officer or any other officer having principal responsibility for the financial affairs of such company.

         "Rigs" means all land drilling rigs now owned or hereafter acquired by either Borrower and all metal products, machinery, equipment, materials or other goods of any description whatsoever, used or acquired for use by either Borrower and all pumps, drilling equipment, drill pipe, machinery, equipment, supplies, parts and other goods of any description whatsoever installed in or affixed to or to be used in connection with any Rig, or acquired for installation on, affixation to, or use in connection with any Rig, other than the top drives referred to in Section 3.02(k)(i) below.

         "Security Agreements" means the security agreement between CIT and Bayard dated as of December 10, 1996, as amended by Amendment No. 1 (as so amended, the "Original Security Agreement") and the security agreement dated as of May 1, 1997 between the Agent and Trend covering the Rigs owned by Trend, Trend's accounts receivable, inventory and general intangibles (the "Trend Security Agreement") in form and substance satisfactory to the Agent.

         "Tangible Net Worth" means, at a particular date, the sum of the Borrowers' capital stock (excluding treasury stock), warrants, surplus (including earned surplus, capital surplus and the balance of the current profit and loss account not transferred to surplus), the New Subordinated Debt and other debt that is specifically subordinated to the Loan on the terms acceptable to the Lenders accounted on a consolidated basis appearing on a consolidated balance sheet prepared in accordance with generally accepted United States accounting principles as of the date of determination, excluding, however, from the determination, all inter-company transactions and after deducting therefrom the net book value of all assets (after deducting any reserves applicable thereto) which would be treated as intangibles under generally accepted United States accounting principles (including, without limitation, such items as goodwill, trademarks, trade names, patents and licenses, franchises and operating rights) and excluding the amount of the Borrowers' equity investment in any Non-consolidated Subsidiary.

         "Taxes" has the meaning set forth in Section 1.05(a) of this Agreement.

         "Term Loan" has the meaning set forth in Section 1.01 of this Agreement.

         "Term Loan Advance" means an Advance under Section 1.01(b) of this Agreement.

         "Term Loan Period" means the period of time beginning on the date of this Agreement and ending on December 31, 1997.

         "Total Liabilities" means indebtedness of the Borrowers on a consolidated basis which would in accordance with generally accepted United States accounting principles be classified as current and long term liabilities of a corporation conducting a business the same as or similar to the Borrowers, but excluding the New Subordinated Debt and other debt that is specifically subordinated to the Loan on terms acceptable to the Agent and total liabilities of any Non-consolidated Subsidiary.

         "Total Loss" has the meaning set forth in Section 1.06(a) of this Agreement.


                                   ARTICLE I.

                                    THE LOAN

         Section 1.01 (a) Subject to the terms and conditions of Section 2.01 of this Agreement, each Lender agrees, severally and not jointly, to make its percentage share of the Commitment available to the Borrowers by making Advances to the Borrowers in an aggregate principal amount equal to the lesser of (1) Collateral Value determined in accordance with Section 1.06(a)(iii) and as substantiated by the appraisal to be delivered to the Lender pursuant to
Section 2.02(b) hereof and (2) the Commitment.

         (b) Advances made under this Agreement are referred to as the "Term Loan". All Advances shall be advanced and made ratably by the Lenders in accordance with each Lender's portion of the Commitment on the date the Advance is made.

         (c) All Term Loan Advances shall be used by the Borrowers for the purchase of additional Rigs and equipment or the refurbishment of such Rigs and equipment and for working capital purposes. Each Term Loan Advance shall be in an amount of at least One Million United States Dollars (USD 1,000,000.00) and no more than two Term Loan Advances shall be made by the Lenders during any thirty (30) calendar days.

         (d) The Borrowers shall make a request for a Term Loan Advance by sending to the Lenders a written Notice of Drawing not later than 11:00 a.m., New York time, three (3) Business Days prior to the date such Advance is requested setting forth the Business Day on which the Term Loan Advance is required, the amount of the requested Advance, and the bank account or accounts to which the Advance is to be remitted. All Notices of Drawing shall be irrevocable.

         (e) Pursuant to the Agreement to Purchase and Lease dated as of May 1, 1997 (the "Agreement to Purchase and Lease") between CIT and Bayard, CIT has agreed to purchase from Bayard two (2) land drilling rigs (the "New Rigs") and to lease the New Rigs to Bayard for a term of seven (7) years (the "Lease"). On the date or dates of the purchase and lease of the New Rigs, the amount outstanding under the Loan and the undrawn but available principal amount of the Commitment allocable to CIT shall be automatically, and without the need for further amendment of this Agreement, reduced by the purchase price paid by CIT for the New Rigs. If the Borrowers have received Term Loan Advances before the date or dates of the purchase of the New Rigs which would make the outstanding amount of the Term Loan greater than would be otherwise allowed under this Section 1.01(e), such amounts shall be repaid by the Borrowers to CIT simultaneously with the purchase of the New Rigs by CIT and without Prepayment Premium.

         (f) All Advances made prior to the Amendment Date shall continue under this Agreement. Any Advances made as Revolving Loan Advances under the Original Loan Agreement and outstanding on the Amendment Date shall be automatically converted on the Amendment Date to Term Loan Advances.

         (g) (i) Any reduction of the Commitment available to be drawn by the Borrowers or any amounts prepaid pursuant to Section 1.01(e) above shall be allocated to CIT's portion of the Commitment available to be drawn or CIT's portion of amounts outstanding, respectively.

                 (ii) After such allocation, new percentages for each Lender shall be calculated by dividing such Lender's resulting shares of the outstanding Loan and the Commitment available to be drawn by the aggregate amount of all Advances and unused Commitments of all Lenders after making the reductions required by Section 1.01(g)(i) above. The Agent shall notify all other parties to this Agreement of such new percentages in writing.

         (h) The obligations of the Lenders hereunder are several and not joint; therefore, notwithstanding anything herein to the contrary:

                 (i) no Lender shall be required to make Advances at any one time outstanding in excess of such Lender's portion of the Commitment;

                 (ii) if a Lender fails to make an Advance as and when required hereunder and the Borrowers subsequently make a repayment on the Loan, such repayment shall be divided among the non-defaulting Lenders in accordance with their respective portions of the Commitment until each Lender has its portion of the Commitment of the outstanding Loan, after which the balance of such repayment shall be divided among all of the Lenders in accordance with their respective portions of the Commitment; and

                 (iii) the failure of any Lender to make any Advance shall not in itself relieve any other Lender of its obligation to lend hereunder (provided, that no Lender shall be responsible for the failure of any other Lender to make an Advance such other Lender is obligated to make hereunder).

         (i) All Advances made by a Lender to the Borrowers shall be evidenced by a single Note dated as of the Amendment Date, delivered and payable to such Lender in a principal amount equal to such Lender's portion of the Commitment as of the Amendment Date.

         Section 1.02 Term Loan Repayment. The Borrowers shall jointly and severally repay the principal amount of each Term Loan Advance in equal consecutive monthly installments each such installment to be paid by the Borrowers to the Lenders on a Payment Date with the first Payment Date for all Term Loan Advances being May 31, 1997 and the first Payment Date for each subsequent Term Loan Advance being the Payment Date in the month following the date of such Advance and ending on the Maturity Date. The amount of principal to be repaid on each Payment Date shall be the amount necessary to amortize over the remaining number of Payment Dates following such Advance the principal amount of each Term Loan Advance; provided, however, that the final installment shall be in an amount sufficient to discharge all outstanding amounts due under such Advance. No amount of any Term Loan Advance, once repaid or prepaid, may be reborrowed hereunder.

         Section 1.03 Pro-Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Section 1.01 above shall be made and each payment of fees other than those referred to in Sections
1.08 and 1.09 below shall be made and applied for the account of the Lenders pro rata, according to each Lender's portion of the Commitment as of the date of borrowing or payment; and (b) each payment or prepayment by the Borrowers of principal of or interest on the Loans shall be made for the account of the Lenders pro rata in accordance with such Lender's portion of the Commitment as of the date of such payment or prepayment.

         Section 1.04 Interest.

         (a) The Borrowers shall jointly and severally pay interest, in arrears, on the unpaid principal amount of the Loan from the Closing Date until the principal amount of the Loan is paid in full on the last day of each calendar month, commencing December 31, 1996 up to and including the Maturity Date (each such date a "Payment Date") at a rate of interest per annum (computed on the basis of a 365-day year and actual days elapsed) equal to the applicable

Interest Rate; provided, however, that all interest accrued on the Loan and unpaid on the Maturity Date shall be paid on the Maturity Date.

         (b) The term "Interest Rate" shall mean, for an Interest Period (as hereinafter defined), an interest rate per annum at either the rate certified by the Lender to be (i) the LIBOR Rate, plus four and one quarter percent (4.25%) or (ii) the Prime Rate plus two percent (2%), at each Borrower's option.

         (c) (i) The Borrowers may elect to pay interest on the Advance made by CIT hereunder at either the LIBOR Rate or the Prime Rate on the following terms:

                 A. If no election is received by Agent, the Borrowers shall pay interest on the Loan at the LIBOR Rate.

                 B. Any interest rate election of the Borrowers must be made by written notice three (3) Business days in advance of a Payment Date and may be made once in any twelve (12) month period.

                 C. Each interest rate election made by the Borrowers shall be effective as to all amounts outstanding under this Agreement for a twelve (12) month period.

                 (ii) The Borrowers may elect to pay interest on the Advances made by Fleet hereunder at either the LIBOR Rate or the Prime Rate in accordance with the terms of the promissory note of the Borrowers issued in favor of Fleet, the form of which is attached to this Agreement as Exhibit A-2.

         (d) If at any time that the Borrowers have elected the LIBOR Rate, the Agent shall determine that by reason of circumstances affecting the London interbank market adequate and reasonable means do not exist for ascertaining the Interest Rate based on the LIBOR Rate for the succeeding Interest Period or the making or continuance of the Loan at an Interest Rate based on the LIBOR Rate has become impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the London interbank market, the Agent shall notify the Borrowers that the Interest Rate shall be the Prime Rate, plus two percent (2%). As used in this Agreement, "Interest Period" shall mean each respective and successive calendar month commencing on the last day of the month in which the Closing Date occurs; provided, however, that no Interest Period shall commence or extend past the Maturity Date.

         (e) Any amount of principal or any other amount due hereunder which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest from the date when due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to two percent (2%) above the Interest Rate.

         (f) In no event shall any interest rate provided for in this Agreement or the Notes exceed the maximum rate permitted by the then applicable law. It is the intention of the parties hereto to strictly comply with applicable usury laws; accordingly, it is agreed that, notwithstanding any provision to the contrary in this Agreement, in the Notes, or in the other Loan Documents, in no event shall this Agreement, the Notes, or the other Loan Documents be construed to charge, contract for or require the payment or permit the collection of interest in excess of the maximum amount permitted by applicable law. If any such excess interest is contracted for, charged or received under this Agreement, the Notes or the other Loan Documents, or in the event that all of the principal balance shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received on the principal balance shall exceed the maximum amount of interest permitted by applicable law, then in such event (i) the provisions of this Section 1.04(f) shall govern and control, (ii) neither the Borrowers nor any other person or entity now or hereafter liable for the payment thereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by applicable law, (iii) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal balance or refunded to the Borrowers, at the option of the Lenders, and (iv) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under applicable law as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Agreement, the Notes and the other Loan Documents which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from the Borrowers or otherwise by the Lenders in connection with such indebtedness; provided, however, that if any applicable state law is amended or the law of the United States of America preempts any applicable state law, so that it becomes lawful for the Lenders to receive a greater simple interest per annum rate than is presently allowed, the Borrowers agree that, on the effective date of such amendment or preemption as the case may be, the lawful maximum hereunder shall be increased to the maximum simple interest per annum rate allowed by the higher of the amended state law or the law of the United States of America.

         Section 1.05 Payments.

         (a) The payment obligations of the Borrowers under the Notes and all other amounts payable under this Agreement shall be paid to the Lenders in proportion to their percentage of the Commitment at the time of such payment at such address as the Lenders may designate (not less than one (1) Business Day prior to the due date therefor), not later than the close of business on the due date thereof, in lawful money of the United States. All payments shall be made (i) without set-off, counterclaim or condition and (ii) free and clear of, and without deduction for or on account of, any present or future taxes, levies, duties, imposts, charges, fees, deductions or withholdings of any nature ("Taxes"), unless the Borrowers are required by law or regulation to make payment subject to any Taxes. In the event that the Borrowers are required by law or regulation to make any deduction or withholding on account of any Taxes from any payment due under this Agreement, then: (a) the Borrowers shall notify the Lenders promptly as soon as they become aware of such requirement and shall remit promptly the amount of such Taxes to the appropriate taxation authority, and in any event prior to the date on which penalties attach thereto; and (b) such payment shall be increased by such amount as may be necessary to ensure that the Lenders receive a net amount, free and clear of all Taxes, equal to the full amount which the Lenders would have received had such payment not been subject to such Taxes (other than Excluded Income Taxes as such term is defined below). Notwithstanding the foregoing, the Borrowers shall not be liable for, or required to pay, any Taxes which are overall income or franchise taxes imposed at any time on either Lender in the United States of America or any Governmental Agency ("Excluded Income Taxes"). Each such payment or reimbursement by the Borrowers shall be net of any credit or the value of any deduction received by the Lenders thereon to the extent that the same can be determined by the Lenders (as certified by the Agent to the Borrowers, such certificate to be conclusive absent manifest error). The Borrowers shall indemnify the Lenders against any liability of the Lenders in respect of such Taxes (other than Excluded Income Taxes) and shall supply copies of applicable tax receipts.

         (b) If any payment to be made by the Borrowers shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

         (c) Each payment to be made on a Payment Date and all prepayments, Prepayment Premiums, and other payments (other than the fees referred to in Sections 1.08 and 1.09 below) shall be allocated to the Lenders in proportion to their percentage of the Commitment at the time of payment and shall be applied first to the payment of accrued and unpaid interest on the Advance designated by the Borrowers, then to the payment of all other amounts due under this Agreement and the other Loan Documents, and the balance shall be applied to the payment of principal due under the Notes.

         (d) The Borrowers shall indemnify the Lenders and the Agent on demand against all costs, expenses, liabilities and losses (including funding losses) actually incurred by the Lenders and the Agent sustained or incurred by the Lenders and the Agent as a result of or in connection with: (a) the occurrence and/or continuance of any Event of Default (or event which, with the giving of notice and/or lapse of time or other applicable condition might constitute an Event of Default); and/or (b) any judgment or order which relates to any sum due hereunder being expressed in a currency other than the currency expressed to be due hereunder and as a result of a variation in rates of exchange between the rate at which such amount is converted into such other currency for the purposes of such judgment or order and the rate prevailing on the date of actual payment of such amount pursuant thereto; and/or (c) any postponement of the Amendment Date or any Advance occurring because of one or more of the conditions precedent set forth in Article II shall not have been satisfied or waived; and/or (d) any payment of principal of or interest on the Notes made on a date which is not a Payment Date. The above indemnities are separate and independent obligations of each Borrower and apply irrespective of any indulgence granted by the Lenders or the Agent.

         Section 1.06 Prepayment.

         (a)     Mandatory Prepayment.

                 (i) Total Loss or Sale. If there shall have occurred a Total Loss as herein defined or the sale of a Rig, the value of which is included in the calculation of Collateral Value set forth in
         Section 1.06(a)(iii), on the earlier of (x) the date insurance or sale proceeds are received or (y) seventy five (75) days after the date of occurrence of the Total Loss or sale, the Borrowers shall either purchase a replacement Rig, or other drilling equipment acceptable to the Agent which is, as determined by the appraiser referred to in
         Section 1.06(a)(iii) below, of comparable or greater value to the lost or sold Rig, which replacement rig will be added to the lien of the Original Security Agreement or the Trend Security Agreement, as applicable, or, if after giving effect to the release of such lost or sold Rig from the lien of the Original Security Agreement or the Trend Security Agreement, as applicable, the amount outstanding under the Loan is greater than the Collateral Value, (A) prepay the outstanding principal balance under the Notes in an amount equal to the amount by which the outstanding principal amount of the Loan on the date of prepayment exceeds the Collateral Value on such date, and (B) pay accrued interest thereon to the date of such prepayment together with any other amount due hereunder or under any Loan Document. The Lenders shall apply payments received pursuant to this Section 1.06(a)(i) in accordance with Section 1.05(c) hereof, provided, however, that the principal repayments shall be applied so that the remaining installments of principal of the selected Advance, if any, are reduced on a pro rata basis, such reduction to be confirmed by the Agent in a certificate delivered to the Borrowers which certificate shall be conclusive absent manifest error. Mandatory Prepayments made by the Borrowers pursuant to this Section 1.06(a) shall include a Prepayment Premium as follows:

                 (1) If made on or before December 31, 1997 - three percent (3%) of the aggregate principal amount prepaid;

                 (2)      If made between January 1, 1998 and December 31, 1998
                          - two percent (2%) of the aggregate principal amount prepaid;

                 (3)      If made between January 1, 1999 and December 31, 1999
                          - one percent (1%) of the aggregate principal amount prepaid; or

                 (4)      If made after December 31, 1999 - no Prepayment
                          Premium.

                 (ii) "Total Loss" means in respect of a Rig (i) the actual or constructive or compromised or arranged total loss of such Rig; or
         (ii) the requisition for title or other compulsory acquisition of such Rig otherwise than by requisition for rental; or (iii) the seizure, attachment, detention or confiscation of such Rig by any government or by persons acting or purporting to act on behalf of any government unless such Rig is released from such seizure, attachment, detention or confiscation within thirty (30) days of the occurrence thereof. A Total Loss shall be deemed to have occurred (a) in the event of an actual total loss of a Rig, on the date of such loss, (b) in the event of damage to a Rig which results in a constructive or compromised or arranged total loss of such Rig, on the date of the occurrence of the event giving rise to such damage, or (c) in the case of any event referred to in clauses (ii) or (iii) above, on the date of the occurrence of such event. In the event of any Total Loss of a Rig, the Borrowers shall give written or telegraphic notice to the Agent not later than ten (10) days after a Responsible Officer of either Borrower has actual knowledge of such occurrence.

                 (iii) Collateral Value. At the end of the Term Loan Period and on other dates as may be requested by either Lender, but not more than once in any twelve (12) month period (unless required by Section 2.01(t) or Section 2.02(b) below, the Agent shall arrange to have the Fair Market Value and the Orderly Liquidation Value of each of the Rigs determined at the Borrowers' expense by an independent appraisal firm chosen by the Agent and reasonably acceptable to the Borrowers. Each such valuation shall be based on the Fair Market Value of each Rig and the oil field tubular or drill pipe attributable to such Rig. The most recent determination of the lesser of (A) 50% of the aggregate Fair Market Values of all of the Rigs that are working or available for work (a "Working Rig") or (B)75% of the aggregate Orderly Liquidation Values of all of the Working Rigs is hereinafter referred to as the "Collateral Value". If, after any Advance, the outstanding principal amount of the Loan shall exceed the Collateral Value, then the Borrowers shall either prepay within five days of the Agent's demand the amount of the Loan necessary to restore the ratio referred to herein together with payment of accrued interest thereon or provide additional security for the Loan which shall be acceptable in the sole opinion of the Lenders for these purposes. The Lenders shall apply payments received under this Section 1.06(a)(iii) in accordance with Section 1.05(c) hereof, provided, however, that the principal repayments shall be applied so that the remaining installments of principal of the selected Advance, if any, shall be reduced on a pro rata basis, such reduction to be confirmed by the Agent in a certificate delivered to the Borrowers which certificate shall be conclusive absent manifest error. No Prepayment Premium shall be payable with respect to any prepayment required by this
         Section 1.06(a)(iii).

                 (iv) Fair Market Value. The "Fair Market Value" of any Rig shall be the value determined by an independent appraisal firm chosen by the Agent in accordance with clause (ii) above on the basis of an arms-length purchase by a willing buyer from a willing seller and without consideration of any selling expenses, drilling contract, or other rig employment contract. The "Orderly Liquidation Value" of any Rig shall have the meaning customarily attributed to it in the equipment appraisal industry at the time of the valuation, less the estimated marshalling, stacking, reconditioning and sale expenses designed to maximize the resale value of such Rig as determined by the appraisal firm referred to above). The appraisal firm's valuation shall be made with or without physical inspection at the Agent's discretion; provided however, that no more than one physical inspection shall be permitted in any one twelve (12) month period.

         (b) Voluntary Prepayment. (i) Subject to Section 3.02(aa) below, after December 31, 1999, the Borrowers may prepay from the proceeds of a loan, other than a loan made pursuant to the Securities Purchase Agreement, made without the participation of CIT, in full or in part in amounts of not less than USD 500,000.00, its indebtedness under the Notes on the next Payment Date after giving at least thirty (30) Business Days prior notice of such prepayment. Prepayments made between January 1, 2000 and December 31, 2000 shall include a premium (the "Prepayment Premium") in an amount equal to three percent (3%) of the aggregate principal amount prepaid. Prepayments made between January 1, 2001 and the Maturity Date shall include a Prepayment Premium in an amount equal to two percent (2%) of the aggregate principal amount prepaid. If following a prepayment under this Section 1.06(b)(i), the amount outstanding under the Loan is less than Collateral Value, the Agent agrees to release from the lien of the Original Security Agreement or the Trend Security Agreement, as applicable, such Rig or Rigs as will result in Collateral Value equalling the amount outstanding under the Loan.

         (ii) After December 31, 1997, the Borrowers may prepay from the proceeds of an initial public offering or private offering of their equity securities, of USD 10,000,000.00 or more, up to fifty (50%) of amounts outstanding under the Notes on the next Payment Date after giving at least thirty (30) days prior notice of such prepayment. Prepayments made between January 1, 1998 and December 31, 1998 shall include a Prepayment Premium in an amount equal to three percent (3%) of the aggregate principal amount prepaid. Prepayments made between January 1, 1999 and December 31, 1999 shall include a Prepayment Premium of two percent (2%) of the aggregate principal amount prepaid. Prepayments made between January 1, 2000 and December 31, 2000 shall include a Prepayment Premium of one percent (1%) of the aggregate principal amount prepaid. Prepayments made after December 31, 2000 shall include no Prepayment Premium. If following a prepayment under this Section 1.06(b)(ii), the amount outstanding under the Loan is less than the Collateral Value, the Agent, subject to the consent of Fleet, agrees to release from the lien of the Original Security Agreement or the Trend Security Agreement, as applicable, such Rig or Rigs as will result in Collateral Value equalling the amount outstanding under the Loan. The amount of any prepayment under this Section 1.06(b)(ii) cannot exceed the net proceeds to the Borrowers of any such offering. If Fleet does not consent to the release of collateral described above and the Borrower elects to prepay the Fleet Credit Facility and all amounts due to Fleet under this Agreement (as provided in Section 4.2.3 of the Fleet Credit Facility) such prepayments shall not be made by the Borrower without the consent of CIT.

         (iii) Subject to 3.02(l) below, at any time during the term of this Agreement if all or substantially all of the stock or assets of the Borrowers are sold to another entity or the Borrowers merge with another entity and is not the surviving entity, the Borrowers may prepay in full or in part in amounts of not less than USD 500,000.00, its indebtedness under the Notes on the next Payment Date after giving at least thirty (30) days prior notice of such prepayment. Prepayments made under this Section 1.06(b)(iii) shall include a Prepayment Premium as follows:

                 (A)      If made between January 1, 1997 and December 31, 1997
                          - five percent (5%) of the aggregate principal amount prepaid;

                 (B)      If made between January 1, 1998 and December 31, 1998
                          - four percent (4%) of the aggregate principal amount prepaid;

                 (C)      If made between January 1, 1999 and December 31, 1999
                          - three percent (3%) of the aggregate principal amount prepaid;

                 (D)      If made between January 1, 2000 and December 31, 2000
                          - two percent (2%) of the aggregate principal amount prepaid; or

                 (E) If made after January 1, 2001 - one percent (1%) of the aggregate principal amount prepaid.

         (iv)    The Lenders shall apply payments received pursuant to this
Section 1.06(b) in accordance with Section 1.05(c) hereof, provided, however, that the principal repayments shall be applied so that the remaining installments of principal of the selected Advance, if any, shall be reduced on a pro rata basis, such reduction to be confirmed by the Agent in a certificate delivered to the Borrowers which certificate shall be conclusive absent manifest error.

         Section 1.07 Security. All amounts due hereunder and under the Notes shall be secured by the Security Agreements. As further security for the repayment of all amounts due under this Agreement and the Notes, the Lenders and the Agent will execute and deliver the Intercreditor Agreement and the Borrowers will consent to its terms.

         Section 1.08 Amendment Fee. The Borrowers shall jointly and severally pay to CIT an amendment fee in an amount of USD 30,000.00 to be paid on the Amendment Date.

         Section 1.09 Agency Fee. The Borrowers jointly and severally agree to pay the Agent an annual agency fee of USD 25,000.00 for each of the three (3) years commencing January 1, 1998, payable in advance on the first Business Day in each such year.

         Section 1.10 Sharing of Payments, Etc. The Borrowers agree that, in addition to (and without limitation of) any right of set-off, bankers' lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option after an Event of Default has occurred and is continuing to offset balances held by it for the account of any of the Borrowers at any of its offices against any principal of or interest on any of such Lender's Advances to the Borrowers hereunder or any other obligation of the Borrowers hereunder which is not paid (regardless of whether such balances are then due to the Borrowers), in which case it shall promptly notify the Borrowers and the Agent thereof, provided that such Lender's failure to give such notice shall not affect the validity thereof. If a Lender shall obtain payment of any principal of or interest on any Advance made by it under this Agreement or other obligation then due to such Lender hereunder, through the exercise of any right of set-off or lien granted under Section 5.13 below), bankers' lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Lenders participations in the Advances made by, or the other obligations of the Borrowers hereunder of, the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro-rata in accordance with their respective portions of the Commitment. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrowers agree, to the fullest extent they may effectively do so under applicable law, that any Lender so purchasing a participation in the Advances made by or other obligations hereunder of, the other Lenders may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of said Advances or other obligations in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligations of the Borrowers to such Lender.

                                  ARTICLE II.

                              CONDITIONS PRECEDENT

         Section 2.01 Conditions Precedent. The effectiveness of the modifications to the Original Loan Agreement contemplated by this Agreement and the obligation of the Lenders to make any Advance on the Amendment Date are subject to the following conditions having been satisfied in the opinion of the Lenders on or prior to the Amendment Date:

         (a) Each of this Agreement and the other Loan Documents shall have been duly authorized and executed with original counterparts thereof delivered to the Lenders.

         (b) The Borrowers shall have delivered to the Lenders evidence of good standing, certificates of incumbency and duly certified resolutions of their Boards of Directors and all such other corporate documentation authorizing them to enter into the transactions contemplated by this Agreement and the other Loan Documents.

         (c) The Lenders shall have received opinions from Baker & Botts, L.L.P., counsel to the Borrowers and an opinion of CIT's counsel, Gardere Wynne Sewell & Riggs, L.L.P., each in form and substance satisfactory to the Lenders.

         (d) The representations and warranties contained in Article III of this Agreement and in each other Loan Document shall be true on the Amendment Date with the same effect as though such representations and warranties had been made on and as of such date, and no Event of Default specified in Article IV hereof and no event which, with the lapse of time or the notice and lapse of time specified in Article IV hereof, would become such an Event of Default, shall have occurred and be continuing or shall have occurred at the completion of the making of the Loan, and the Lenders shall have received satisfactory certificates signed by Responsible Officers of the Borrowers, as to all questions of fact involved in this condition.

         (e) In connection with the Initial Advance only, the Lenders shall have received, reviewed and accepted the audited consolidated financial statements of Trend dated as of the period ending on December 31, 1996 prepared in accordance with generally accepted United States accounting principles.

         (f) There shall have been no material adverse change in the business, financial condition or operations of Bayard and of its subsidiaries taken as a whole since December 13, 1996.

         (g) The Lenders shall have received evidence that the person specified to act as agent for service of process for the Borrowers, pursuant to
Section 6.03 has agreed to so act.

         (h) The Lenders shall have received a certificate of the Borrowers signed by an officer in charge of environmental affairs and safety as to compliance by the Borrowers with all environmental, safety and public health laws and regulations applicable to the Borrowers, without limitation of the foregoing, all other laws and regulations affecting or relating to the Rigs, in each case the non-compliance with which would have a material adverse effect.

         (i) The Lenders shall have received evidence satisfactory to them that the Borrowers have good title to any Rigs acquired by them from December 13, 1996 through the Amendment Date in the form of Bills of Sale and officer's certificates as to freedom from liens other than as permitted by Section 3.02(k) below.

         (j) The Borrowers shall have provided evidence of insurance maintained by the Borrowers and approved by Agent on the Rigs as required by
Article 5 of the Original Security Agreement and the Trend Security Agreement.

         (k) Amendment No. 1 to the Original Security Agreement and the Trend Security Agreement shall have been duly executed and delivered and the New Security Agreement and the Trend Security Agreement shall create a valid and perfected lien on the collateral described therein.

         (l) Financing statements or other documents necessary to continue the perfection of the Original Security Agreement or to perfect the Agent's security interests under the Trend Security Agreement in the States of Texas and Oklahoma and any other relevant jurisdiction shall have been filed.

         (m) The Rigs shall not have been the subject of a Total Loss and shall not have sustained any material damage to their condition since the date of the appraisal reports therefor delivered to CIT pursuant to Section 2.01(m) of the Original Loan Agreement, or materially decreased in value from the value attributed thereto as set forth in the appraisal report therefor delivered to CIT pursuant to Section 2.01(m) of the Original Loan Agreement.

         (n) The Lender shall have received such other documents and instruments it may reasonably request necessary to consummate the transactions described in this Agreement, in each case in form and substance reasonably satisfactory to it.

         (o) The Agent shall have received evidence of the acquisition by the Borrowers of all of the issued and outstanding shares of Trend.

         (p) The Agent shall have received evidence of receipt by Bayard of the first USD 7,980,000.00 in New Equity and the first USD 20,520,000.00 in New Subordinated Debt.

         (q) The Agent shall have received evidence of the repayment of all of Trend's indebtedness for borrowed money.

         (r) The Agent shall have received evidence of the execution and delivery by the Borrowers and Fleet of a revolving credit agreement in an amount of no less than USD 10,000,000.00 (the "Fleet Credit Facility").

         (s) The Agent shall have received evidence of the execution and delivery by Bayard and CIT of the Agreement to Purchase and Lease.

         (t) If an Advance is made on the Amendment Date and such Advance is used by the Borrowers to acquire additional Rigs, which the Borrowers wish to be included in Collateral Value, the Agent shall have received a Fair Market Value and Orderly Liquidation Value report as described in Section 1.06
(a)(iii) above for such additional Rigs.

         (u) The Mortgage shall have been duly executed and delivered and all filings in the State of Oklahoma necessary to perfect the lien created by the Mortgage shall have been provided for. Failure to complete such filings within thirty (30) days of the Amendment Date so that the Mortgage shall constitute a valid, perfected and first priority lien on the real property described therein shall be an Event of Default under Article IV.B below; provided, however, that no notice by the Agent or passage of time following such thirty (30) day period shall be necessary.

         (v) The Agent shall have received from Chesapeake Energy Corporation, a duly executed no-offset letter in form and substance acceptable to the Agent.

         (w) The Agent shall have received evidence of the execution and delivery of the Assignment and Acceptance by CIT and Fleet and the purchase by Fleet of the interest referred to in such agreement.

         (x) The Agent shall have received evidence of the lease by Trend of all of its drilling rigs to Bayard on terms, and in form, acceptable to the Agent.

         Section 2.02 Conditions to Subsequent Advances. The Lenders' obligation to make Advances subsequent to any Advances made on the Amendment Date is subject to the following conditions having been satisfied in the opinion of the Lenders on or prior to the date of each such subsequent Advance:

         (a) Certification by a Responsible Officer that no Event of Default or any event which with the giving of notice or the passage of time would become an Event of Default has occurred and is continuing.

         (b) If the proceeds of any such subsequent Advance shall be used by the Borrowers for the acquisition of additional Rigs, the Agent shall have received the materials for such additional drilling Rigs or drilling equipment comparable to that required by Section 2.01(i) and (j) above and if the Borrowers wish to include such Rigs in Collateral Value, a Fair Market Value and Orderly Liquidation Value report as described in Section 1.06(a)(iii) above for such Rigs.

         Section 2.03 Waiver of Conditions Precedent. All of the conditions precedent contained in this Article II are for the sole benefit of the Lenders and the Lenders may waive any or all of them in their absolute discretion.

                                  ARTICLE III.

                   REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 3.01 Representations of the Borrowers. Each Borrower represents and warrants that:

         (a) It is a corporation, duly organized and validly existing, in good standing under the laws of the state of its incorporation and has the requisite power and authority (i) to carry on its business as presently conducted, (ii) to enter into and perform its obligations under each Loan Document to which it is a party, (iii) to borrow moneys, and (iv) to grant a security interest on the Rigs and give the security provided in the Original Security Agreement, the New Security Agreement and the Trend Security Agreement, respectively.

         (b) The execution, delivery and performance by such Borrower of each Loan Document, and any other instrument or agreement provided for by this Agreement, have been duly authorized by all necessary corporate action, do not require stockholder approval other than such as has been duly obtained or given, do not or will not contravene any of the terms of its articles of incorporation or by-laws, and will not violate any provision of law or of any order of any court or governmental agency if such violation would result in a material adverse effect, or constitute (with or without notice or lapse of time or both) a default under, or result (except as contemplated by this Agreement) in the creation of any security interest, lien, charge or encumbrance upon any of its properties or assets pursuant to, any agreement, indenture or other instrument to which it is a party or by which it may be bound; this Agreement and each Loan Document to which it is a party has been duly executed and delivered by such Borrower and constitutes its legal, valid and binding agreement or instrument, enforceable in accordance with the respective terms thereof.

         (c) There are no suits or proceedings pending or to its knowledge threatened against or affecting such Borrower which if adversely determined would have a material adverse effect.

         (d) The principal place of business of such Borrower and the place where all records relating to the transactions contemplated hereby, including records relating to the operations of the Rigs are kept is 4005 Northwest Expressway, Suite 400E, Oklahoma City, Oklahoma 73116.

         (e) Other than such as have been obtained, no license, consent, approval of or filing or registration with any Governmental Agency or other regulatory authority is required for the execution, delivery and performance of this Agreement or any Loan Document or any instrument contemplated herein or therein. Such Borrower is the holder of all certificates and authorizations of governmental authorities required by law to enable it to engage in the business transacted by it.

         (f) No part of the proceeds of the Loan will be used for any purpose that violates the provisions of any of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors. Such Borrower is not engaged in the business of extending credit to others for the purpose of purchasing or carrying margin stock within the meaning of Regulations G, T, U and X of the Board of Governors of the Federal Reserve System. If requested by the Agent, such Borrower will furnish to the Lenders in connection with the Loan hereunder a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U. Such Borrower is not an "investment company" or a company "controlled" by an "investment company" (as each of such terms is defined or used in the Investment Company Act of 1940, as amended). No proceeds of the Loan will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934, as amended.

         (g) The Rigs are and will be on the Amendment Date owned by the Borrowers, free and clear of all liens, charges and rights of others except as provided in the Security Agreements or as permitted by Section 3.02(k) below. All of the Rigs are mobile equipment which are not designed to be permanently used in any one location and none of the Rigs are certificated as motor vehicles under the laws of any jurisdiction.

         (h) It has filed or caused to be filed all tax returns required by the United States of America, the state of its principal place of business and the states where its business or operations require such filings which are required to be filed and has paid or caused to be paid all taxes as shown on such returns or on any assessment received by it to the extent that such taxes have become due and except as to such taxes being contested in good faith by appropriate proceedings for which adequate reserves are being maintained. Such Borrower has established reserves to the extent believed by it to be adequate for the payment of additional taxes for years which have not been audited by the respective tax authorities.

         (i) On the Amendment Date the Borrowers have no subsidiaries except that Trend is a subsidiary of Bayard.

         (j)     (i)      Such Borrower has duly complied with, and the Rigs
         and its other properties and operations are in compliance with, the provisions of all applicable environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder of all Governmental Agencies, the non-compliance with which would have a material adverse effect, unless such compliance would violate the laws or regulations of the jurisdiction in which the Rigs are operating.

                 (ii) As of the date of this Agreement, such Borrower has received no notice from any Governmental Agency, and has no knowledge, of any fact(s) which constitute a violation of any applicable environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder of all Governmental Agencies, which relate to the use or ownership of the Rigs or other properties owned or operated by such Borrower.

                 (iii) Such Borrower has been issued all required permits, licenses, certificates and approvals of all Governmental Agencies the failure to have issued which would result in a material adverse effect relating to (a) air emissions, (b) discharges to surface water or ground water, (c) noise emissions, (d) solid or liquid waste disposal,
         (e) the use, generation, storage, transportation, treatment, recycling or disposal of Hazardous Substances or (f) other environmental, health or safety matters which are material and necessary for the ownership or operation of the Rigs or other properties owned or operated by such Borrower and such permits, licenses, certificates and approvals are in full force and effect on the date of this Agreement.

                 (iv) Except as disclosed to the Agent in writing, to the best of such Borrower's knowledge, except in accordance with a valid governmental permit, license, certificate or approval, there has been no spill or unauthorized discharge or release of any Hazardous Substance to the environment at, from, or as a result of any operations on the Rigs or other properties and operations owned or operated by such Borrower required to be reported to any Governmental Agency by such Borrower.

                 (v) Except as disclosed to the Agent in writing, there has been no material complaint, compliance order, compliance schedule, notice letter, notice of citation or other similar notice from any applicable environmental agency delivered to such Borrower which concerns the operations of the Rigs or other properties owned or operated by such Borrower and which would result in a material adverse effect.

         (k) All representations and warranties made by such Borrower herein or pursuant to any Loan Document or made in any certificate or written statement delivered pursuant hereto or thereto (i) do not contain any untrue statement of or omit to state a material fact necessary to make the statements contained herein or therein not misleading and (ii) shall survive the making of the Loan hereunder and the execution and delivery to the Lenders of the Notes and any other Loan Document.

         Section 3.02 Covenants of the Borrowers. After the date of execution of this Agreement and until payment in full of the Notes and the termination of this Agreement and the other Loan Documents, each Borrower agrees that it will:

         (a) promptly inform the Lenders of any event which constitutes or will constitute, by giving of notice or lapse of time, or both, an Event of Default or adversely affect its ability to fully perform its obligations under this Agreement and the Loan Documents to which it is a party;

         (b) pay and discharge, or cause to be paid and discharged, any taxes, assessments and governmental charges or levies that may be imposed upon such Borrower or upon its income or profits or upon any of its properties prior to the date on which penalties attach thereto and all lawful claims which, if unpaid, when due, might become a lien or charge upon its properties; provided, however, that this provision shall not be deemed to require payment of any taxes, assessments, governmental charges, levies or claims while such Borrower contests the validity thereof by appropriate proceedings in good faith and so long as it shall have set aside on its books adequate reserves with respect thereto;

         (c) preserve and maintain, or cause to be preserved or maintained, its existence in good standing in the state of its incorporation and in all other jurisdictions where it is currently conducting business and is required to be authorized to so conduct its business.

         (d) file or cause to be filed in such offices as shall be required or appropriate under any applicable Uniform Commercial Code of any State or any other statute of any other jurisdiction, and in such manner and form as the Agent may require or as may be reasonably necessary or appropriate under applicable law, any financing statement or statements or other instruments that may be reasonably necessary or desirable or that the Agent may request in order to create, perfect, preserve, continue, validate or satisfy the Agent's liens on and security interests and rights in collateral arising out of or related to this Agreement and any Loan Document;

         (e) promptly notify the Agent of any proposed change in its name or its assumed name, location of its registered place of business or the office where its records are kept or any principal place of business stated in Section 3.01(d) hereof;

         (f) promptly obtain and upon the reasonable request, deliver to the Agent all authorizations, approvals, consents and licenses and renewals thereof required under any applicable law or regulation with respect to this Agreement, the Loan Documents, and the ownership or operation of the Rigs which are the responsibility of such Borrower and it shall comply with the terms of the same except where non-compliance would not result in a material adverse effect;

         (g) promptly notify the Lenders of any suit or proceedings brought against such Borrower or, to the knowledge of such Borrower, threatened against or affecting it which, if adversely determined, would have a material adverse effect;

         (h) upon the request of the Agent give the Lenders or the Agent or any representative of the Lenders or the Agent access during normal business hours to, and permit the Lenders or the Agent or such representative to inspect, all properties belonging to such

Borrower (including, but not limited to, the Rigs) and permit such representative to examine, copy and make extracts from such books, records and documents in the possession of such Borrower, relating to the affairs of such Borrower, as such representative may reasonably request. If requested by such Borrower, the Lenders and the Agent will enter into their standard confidentiality agreement respecting the affairs of such Borrower;

         (i) comply with and use its best efforts to cause its agents, contractors and sub-contractors (while such persons are acting within the scope of their contractual relationship with such Borrower) to so comply with all material, applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all Governmental Agencies the non-compliance with which would result in a material adverse effect; and with the terms and conditions of all applicable permits, licenses, certificates and approvals of all Governmental Agencies now or hereafter granted or obtained with respect to the Rigs or other properties owned or operated by such Borrower the non-compliance with which would result in a material adverse effect; unless such compliance would violate the laws or regulations of the jurisdictions in which the Rigs are operating.

                 (i) Such Borrower will use its best efforts and safety practices to prevent the unauthorized release, discharge, disposal, escape or spill of Hazardous Substances on or about the Rigs or other properties owned or operated by such Borrower.

                 (ii) Such Borrower shall notify the Lenders in writing, within five (5) Business Days of any of the following events occurring after the date of this Agreement:

                          A. Any written notification made by such Borrower to any federal, state or local environmental agency required under any federal, state or local environmental statute, regulation or ordinance relating to a spill or unauthorized discharge or release of any Hazardous Substance to the environment at, from, or as a result of any operations on, the Rigs or other properties and operations owned or operated by such Borrower if such spill, discharge or release would result in a material adverse effect.

                          B. Knowledge by a Responsible Officer of such Borrower of receipt of service by such Borrower of any complaint, compliance order, compliance schedule, notice letter, notice of violation, citation or other similar notice or any judicial demand by any court, federal, state or local environmental agency, alleging (i) any spill, unauthorized discharge or release of any Hazardous Substance to the environment from, or as a result of the operations on, the Rigs or other properties owned or operated by such Borrower or
                 (ii) violations of applicable laws, regulations or permits regarding the generation, storage, handling, treatment, transportation, recycling, release or disposal of Hazardous Substances on or as a result of operations on the Rigs or other properties and operations owned or operated by such Borrower if such violation would result in a material adverse effect.

                          C. It is understood by the parties hereto that the aforementioned notices are solely for the Agent's and the Lenders' information, may not otherwise be required by any federal, state or local environmental laws, regulations or ordinances, and are to be considered confidential information by the Agent and the Lenders.

                          D. The term "environmental agency" as used herein shall include, but not be limited to, the United States Environmental Protection Agency, the Texas Railroad Commission, the United States Minerals Management Service, the United States Department of Transportation (in its administration of the Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801, et seq.) and other analogous or similar Governmental Agencies regulating or administering statutes, regulations or ordinances relating to or imposing liability or standards of conduct concerning the generation, storage, use, production, transportation, handling, treatment, recycling, release or disposal of any Hazardous Substance.

                 (iii) Such Borrower hereby agrees to indemnify and hold the Agent and the Lenders harmless from and against any and all claims, losses, liability, damages and injuries of any kind whatsoever asserted against the Agent and the Lenders with respect to or as a direct result of the presence, escape, seepage, spillage, release, leaking, discharge or migration from any Rig or other properties owned or operated by such Borrower of any Hazardous Substance, including without limitation, any claims asserted or arising under any applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all Governmental Agencies, regardless of whether or not caused by or within the control of such Borrower subject to the following:

                          A. It is the parties' understanding that the Agent and the Lenders do not now, have never and do not intend in the future to exercise any operational control or maintenance over the Rigs or any other properties and operations owned or operated by such Borrower, nor have they in the past, presently, or intend in the future to, maintain an ownership interest in the Rigs or any other properties owned or operated by either Borrower except as may arise upon enforcement of the Agent's rights under the Security Agreements and except as arising under the Lease.

                          B. Should, however, the Agent or the Lenders hereafter exercise any ownership interest in or operational control over the Rigs or any other properties owned or operated by either Borrower, other than pursuant to the Lease, but including but not limited to, through foreclosure, then the above stated indemnity and hold harmless shall be limited with respect to any actions or failures to act by the Agent or the Lenders subsequent to exercising such interest or operational control, to the extent such action or inaction by the Agent or the Lenders is found by a court or Governmental Agency with competent jurisdiction to have caused or made worse any condition for which liability is asserted, including but not limited to, the presence, escape, seepage, spillage, leaking, discharge or migration on or from the Rigs or other properties owned or operated by either Borrower of any Hazardous Substance.

                          C. The indemnity and hold harmless contained in this Subsection (i) shall not extend to the Agent or CIT in their capacity as an equity investor in the Borrowers or as an owner of any property or interest as to which either Borrower is also owner but only to their capacity as a lender, a financial lessor, a holder of security interests, or a beneficiary of security interests.

         (j) not, without the prior written consent of the Lenders, (i) sell, transfer, lend, lease for a period longer than one hundred eighty (180) days or otherwise dispose of any of the Rigs, the whole or, in the opinion of the Lenders any substantial part of either Borrower's business, property or other assets, whether by a single transaction or by a series of transactions, (related or not); provided, however, that the sale of any equipment with a Fair Market Value or for a price (whichever is less) of up to USD 1,000,000.00 in aggregate in any fiscal year shall not require the consent of the Lenders and the Agent agrees to release such assets from the lien of the Original Security Agreement or the Trend Security Agreement, (ii) enter into any transaction which results in the shareholders and option holders of Bayard as of December 10, 1996 having less than 50% of the shares of Bayard unless such change results from a public offering of Bayard securities; or (iii) transfer any substantial part of either Borrower's property, assets or business to any other person, firm or corporation other than transfers between the Borrowers.

         (k) not, other than pursuant to or permitted by the Loan Documents create, assume or permit to exist any encumbrance upon the Rigs, or any of its property or assets described in the Security Agreements (whether now owned or hereafter acquired) except:

                 (i) security interests on top drives to the extent that such security interests secure the financing by third parties of at least 80% of the purchase price of top drives; provided, however, that the aggregate purchase price of top drives shall not exceed USD 6,000,000.00; and provided further, that the financings for the purchase of top drives shall be repaid from the proceeds of contracts for the use of the top drives of equal or longer duration to the amortization schedules of such financings;

                 (ii) liens for taxes, assessments or other governmental charges not yet due and payable or, if due and payable, which are being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles in the U.S. but only if such liens have not been filed or recorded;

                 (iii) statutory liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent or which are being contested in good faith; provided that a reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles in the U.S., shall have been made therefor;

                 (iv) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                 (v) deposits or other advances made in the ordinary course of business to secure liability for (A) insurance premiums and other liability to insurance carriers provided such deposits and other advances do not, in an aggregate amount, exceed USD 250,000.00 in any calendar year, or (B) worker's compensation claims or premiums or other liability to worker's compensation insurance carriers or administrators;

                 (vi) a security interest on the Borrowers' assets in favor of Fleet to secure the Fleet Credit Facility;

                 (vii) a security interest on the Rigs and related drilling equipment, the Drilling Contracts, the Borrowers' inventory and general intangibles in favor of CIT to secure Bayard's obligations under the Lease;

                 (viii) a security interest on the Rigs and related drilling equipment, the Drilling Contracts, the Borrowers' inventory and general intangibles in favor of Fleet to secure the Fleet Credit Facility; and

                 (ix) liens securing indebtedness described in Section 3.02(aa)(v) below.

         (l) not, without the prior written consent of the Lenders (which consent shall not be unreasonably withheld): (i) conduct or manage any business or activity other than as presently conducted or managed or as is contemplated by this Agreement and the Loan Documents; or (ii) liquidate or dissolve or consolidate or amalgamate with, or merge into, any other entity other than a merger of Trend into Bayard or unless such Borrower is the surviving entity;

         (m) not, without the prior written consent of the Agent repay any stockholders' loan nor make any loans or advances to any other person except in the ordinary course of business not to exceed USD 100,000.00 in any calendar year other than loans between the Borrowers;

         (n) forthwith upon demand by the Agent and at such Borrower's sole cost and expense, execute and provide all such assurances and do all acts and things as the Agent or any receiver in its absolute discretion may reasonably require for: (i) perfecting or protecting the security created (or intended to be created) by any of the Loan Documents, including, without limitation, granting in favor of the Lender a security interest covering the security created (or intended to be created) by any of the Loan Documents with respect to any obligations of such Borrower hereafter owing to the Lenders; or
(ii) preserving or protecting any of the rights of the Agent under any of the Loan Documents; or (iii) facilitating the appropriation or realization of any of the collateral assigned or granted to the Agent under any of the Loan Documents and enforcing the security constituted by any of the Loan Documents on or at any time after the same shall have become enforceable; or (iv) the exercise of any power, authority or discretion vested in the Lender under any of the Loan Documents;

         (o) deliver to the Lenders such financial or other information relating to it, any of the transactions contemplated by this Agreement or any of the Loan Documents, as may be reasonably requested by the Lenders and if requested by the Borrowers, the Lenders and the Agent will enter into their standard confidentiality agreement respecting the affairs of the Borrowers;

         (p) upon the request of the Agent, give the Lenders or the Agent or any representative of the Lenders or the Agent at any reasonable time, access to the Rigs and permit the Lenders or the Agent or such representative to inspect the Rigs and any part thereof, as the Lenders or the Agent or such representative may reasonably request and if requested by the Borrowers, the Lenders and the Agent will enter into their standard confidentiality agreement respecting the affairs of the Borrowers;

         (q) not, without the prior written consent of the Lenders (i) repurchase or redeem any of its shares, whether now in existence or issued after the date of this Agreement or (ii) pay any dividends or make any cash distributions to its shareholders other than dividends paid by Trend to Bayard; provided, however, that if the dividend or distribution is payable solely to CIT, the consent of Fleet shall be required;

         (r) maintain all permits and certificates which are material and necessary to the operation of such Borrower's business under all applicable environmental, safety and public health laws and regulations applicable to the Borrowers and the Rigs, and all other laws and regulations affecting or relating to the Rigs the failure to maintain which would have a material adverse effect;

         (s) deliver, or shall cause to be delivered, to each Lender at least two copies and as many additional copies as each Lender may reasonably require from time to time of, (i) Bayard's audited annual consolidated financial statements (including the balance sheet and income statement of Bayard), in a form consistent with generally accepted United States accounting principles and practices consistently applied, as soon as is practicable after the same have been issued but in any case within one hundred and twenty (120) days of the end of its fiscal year certified by Coopers & Lybrand or other auditors as may be acceptable to the Lenders that the consolidated financial statements present fairly, in all material respects, the financial position of Bayard as of the date thereof, (ii) its quarterly consolidated and consolidating financial statements (including the balance sheet and income statement of Bayard) in a form consistent with generally accepted United States accounting principles and practices consistently applied, as soon as is practicable after the end of each financial quarter but in any case within sixty (60) days of the end of its financial quarter certified by one of its Responsible Officers that the consolidated financial statements present fairly, in all material respects, the financial position of Bayard as of the date thereof, (iii) such financial or other information relating to it, any of the transactions contemplated by this Agreement or any of the other Loan Documents, as may reasonably be requested by the Agent and generally made available to its other creditors, its shareholders and to any governmental authorities;

         (t) maintain, on a quarterly basis, a Cash Flow Coverage Ratio of at least 1.25:1.0 from June 30, 1997 to December 31, 1997, 1.50:1.0 in 1998 and
1.75:1.0 thereafter;

         (u) maintain Total Available Liquidity of USD 4,500,000.00 from January 1, 1997 to December 31, 1997 and USD 3,000,000.00 in 1998; "Total
Available Liquidity" shall be the sum of the Borrowers' (i) cash and cash equivalents (excluding cash or cash equivalents pledged to secure letters of credit, but only to the extent of accrued liabilities for workers compensation claims), (ii) unused capacity available under this Agreement based on the most recent determination of Collateral Value, (excluding for purposes of this test the Total Available Liquidity of any Non-consolidated Subsidiary), and (iii) unused capacity available under the Fleet Credit Facility.

         (v) maintain, on a consolidated basis, a ratio of Total Liabilities to Tangible Net Worth not greater than 1.25:1.0 during 1997 and 1.0:1.0 in 1998 and thereafter (excluding for purposes of this test the Total Liabilities and Tangible Net Worth of any Non-consolidated Subsidiary);

         (w) maintain all permits and certificates which are material and necessary to the operation of the Borrowers' business under all applicable environmental, safety and public health laws and regulations applicable to the Borrowers and the Rigs, and all other laws and regulations affecting or relating to the Rigs the failure to maintain which would have a material adverse effect; and

         (x) deliver to each Lender, contemporaneously with the delivery to each Lender of the annual and quarterly financial statements specified in
Section 3.03(g) above, its certificate (in form and substance satisfactory to the Lenders), signed by one of their Responsible Officers, (i) stating that such officer has reviewed the relevant terms of this Agreement, the other Loan Documents and all other agreements of such Borrower which evidence indebtedness for borrowed money and leases (the "Financial Obligation Agreements") and has made or caused to be made under his supervision, a review of the transactions and condition of such Borrower during the relevant fiscal quarter or year, as the case may be, and that such review has not disclosed the existence during such period, nor does such Responsible Officer have knowledge of the existence as at the date of such certificate, of any condition or event which constitutes an event of default under any of the Loan Documents or Financial Obligation Agreements, or which, after notice or lapse of time or both would constitute an event of default under any of the Loan Documents or Financial Obligation Agreements, or if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action such Borrower has taken or proposes to take with respect thereto, (ii) setting forth in form and detail satisfactory to the Lenders, the calculations respecting compliance with the financial covenants of this Agreement and (iii) for purposes of the annual certificate only, attaching and certifying as true and correct a certificate evidencing the insurance in place with respect to the Rigs and their operation by the Borrowers.

         (y) deliver to each Lender on each anniversary of the Amendment Date a certification from a Responsible Officer that the Rigs and their related equipment are being maintained according to customary oil and gas drilling industry practice confirmed, if requested by the Lenders by an appraiser selected in accordance with Section 1.06(a)(iii) above.

         (z) not, without the prior written consent of the Lenders, make, assume or incur any obligations for capital expenditures in excess of:

         (i)     USD 62,300,000.00 in fiscal 1997;

         (ii) for fiscal 1998 and thereafter USD 5,000,000.00 plus fifty percent (50%) of the excess of Cash Flow over Projected Debt Service;

         plus in each case (A) the amount of New Subordinated Debt and New Equity issued to Chesapeake under the Securities Purchase Agreement and (B) the amount of equity and subordinated debt issued after the Amendment Date on terms acceptable to the Lenders and that is issued within thirty (30) days of such capital expenditures;

         in each case excluding capital expenditures referred to in Section 3.02(k)(i) and capital expenditures of Non- consolidated Subsidiaries.

         (aa) not, without the prior written consent of the Lenders, incur any indebtedness for borrowed money, except:

         (i)     the Advances;

         (ii) accounts payable and accrued liabilities incurred in the ordinary course of business;

         (iii) letters of credit, performance and bid bonds obtained by the Borrower in the ordinary course of its business up to an aggregate amount of USD 1,000,000.00 at any time;

         (iv)    debt incurred to purchase the top drives referred to in
                 Section 3.02(k)(i) above;

         (v) debt incurred by Non-consolidated Subsidiaries that is non-recourse to either Borrower;

         (vi)    the Fleet Credit Facility;

         (vii) the New Subordinated Debt; provided, however, that the New Subordinated Debt is subordinated to all amounts due under this Agreement on terms and conditions acceptable to the Agent; and

         (viii) indebtedness not included in paragraphs (i) through (vii) above which does not exceed at any time, in the aggregate, USD 100,000.00 for both Borrowers.

         (bb) not, without the prior written consent of the Lenders make any investment in a Non-consolidated Subsidiary in excess of the net proceeds to either Borrower from the concurrent issuance of equity or subordinated debt on terms acceptable to the Lenders.

         (cc) Not later than fifteen (15) days after the end of each month after the Amendment Date furnish to the Agent a schedule showing the precise location of each Rig and its contract status.


                                  ARTICLE IV.

                               EVENTS OF DEFAULT

         If any of the following events shall occur and be continuing, (each an "Event of Default"):

         A. the Borrowers shall fail to pay any principal of or interest on either Note, which failure shall continue for five (5) days after the date when due;

         B. any representation or warranty made by either Borrower herein or made in any certificate or financial statement furnished to the Lenders or the Agent hereunder or under any of the Loan Documents shall prove to have been incorrect in any material respect when made;

         C. default in the performance of any agreement, covenant, term or condition contained herein or in any Loan Document to be performed by the Borrowers other than A. above, if such default has continued for twenty (20) days after notice thereof by the Agent to the Borrowers;

         D. an event of default under any loan agreement, credit agreement, security agreement, guaranty agreement or lease agreement now existing or hereafter entered into by either Borrower shall not have been remedied within any stated grace periods during such time as USD 1,000,000.00 or more is outstanding under such agreement;

         E.      Any of the following events shall occur:

                 (i) either Borrower commences a voluntary case under Title 11 of the United States Code as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or

                 (ii) an involuntary case is commenced against either Borrower under the Bankruptcy Code and relief is ordered against either Borrower or the petition is controverted but is not dismissed or stayed within sixty (60) days after the commencement of the case; or

                 (iii) a custodian (as defined in the Bankruptcy Code) or a similar official is appointed for, or takes charge of, all or substantially all of the property of either Borrower and such appointment is not terminated within ninety (90) days; or

                 (iv) either Borrower commences any other proceeding under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency, liquidation or similar law of any jurisdiction relating to either Borrower (whether now or hereafter in effect), or there is commenced against either Borrower any such proceeding which remains undismissed or unstayed for a period of sixty
         (60) days or either Borrower is adjudicated insolvent or bankrupt; or either Borrower fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or

                 (v) either Borrower by any act or failure to act indicates its consent to, approval of or acquiescence in any such case or proceeding or in the appointment of any custodian of or for it or any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days; or

                 (vi) either Borrower makes a general assignment for the benefit of creditors; or

                 (vii) any corporate action is taken by either Borrower for the purpose of effecting any of the foregoing.

         F. an order, judgment or decree shall be entered, without the application, approval or consent of either Borrower by any court of competent jurisdiction, approving a petition seeking reorganization of either Borrower seizure or attachment of all or a substantial part of either Borrower's assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days; or

         G. judgments or orders for the payment of monies in excess of USD 750,000.00 in aggregate at any time outstanding shall be rendered against either Borrower and such judgments or orders shall continue unsatisfied, unstayed or unhanded for a period of thirty (30) days;

then the Agent, subject to Section 5.01(b) below, may by written notice to the Borrowers (1) immediately terminate the commitment of the Lenders hereunder;
(2) declare the principal of, and interest accrued to the date of such declaration on, the Notes together with all other amounts due hereunder or under any of the Loan Documents, to be forthwith due and payable, whereupon the same shall become forthwith due and payable (provided, however, no notice or declaration shall be required and such amounts shall be immediately due and payable upon the occurrence of an event described in
Article IV(E) or (F) hereof) and (3) exercise any remedies to which it may be entitled by any Loan Document or by applicable law. If an Event of Default has occurred under this Article IV and the Agent has neither notified the Borrowers of any of the actions referred to above nor waived such Event of Default, the Lenders' may, but shall have no obligation to, make further Advances under this Agreement until such Event of Default has either been cured (if it is capable of being cured) or has been waived by the Agent.

                                   ARTICLE V.

                                   THE AGENT

         Section 5.01     Appointment and Duties of Agent.

                 (a) The parties hereto agree that The CIT Group/Equipment Financing, Inc. shall act, subject to the terms and conditions of this
         Article V, as the Agent for the Lenders in connection with the Loan, and to the extent set forth herein each Lender hereby irrevocably appoints, authorizes, empowers and directs the Agent to take such action on its behalf and to exercise such powers as are specifically delegated to the Agent herein or are reasonably incidental thereto in connection with the administration of and the enforcement of any rights or remedies with respect to this Agreement, the Notes and the other Loan Documents. It is expressly understood and agreed that the obligations of the Agent under the Loan Documents are only those expressly set forth in this Agreement. The Agent shall use reasonable diligence to examine the face of each document received by it hereunder to determine whether such documents, on its face, appears to be what it purports to be. However, the Agent shall not under any duty to examine into and pass upon the validity or genuineness of any documents received by it hereunder and the Agent shall be entitled to assume that any of the same which appears regular on its face is genuine and valid and what it purports to be.

                 (b)      The Agent shall:

                          (i)  as to matters not specifically referred to in
                 Section 5.01(b)(ii) below, act pursuant to the instructions of the Lenders in all matters relating to the Loan Documents including but not limited to, all collateral for the Loan and waivers or amendments of the Loan Documents; and

                          (ii) act pursuant to the instructions of The CIT
                 Group/Equipment Financing, Inc. as to the Events of Default (and any waivers or remedies arising because of such defaults) referred to in Article IV. A. and E, above.

         Section 5.02 Discretion and Liability of Agent. Subject to Sections 5.01(b) above and 5.03 and 5.05 below, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it under any of the Loan Documents or otherwise, or with respect to taking or refraining from taking any action or actions which it may be able to take under any of the Loan Documents. Neither the Agent nor any of its directors, officers, employees, agents or representatives shall be liable for any action taken or omitted by it hereunder or in connection herewith, except for its own gross negligence or wilful misconduct. The Agent shall incur no liability under, or in respect of this Agreement or the other Loan Agreements by acting upon a notice, certificate, warranty or other paper or instrument reasonably believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable in the premises.

         Section 5.03     Event of Default.

                 (a) The Agent shall be entitled to assume that no Event of Default or event which would constitute an Event of Default after notice or lapse of time, or both, has occurred and is continuing, unless the Agent has actual knowledge of such facts or has received notice from a Lender in writing that such Lender considers that an Event of Default or event which would constitute an Event of Default after notice or lapse of time, or both, has occurred and is continuing and which specifies the nature thereof.

                 (b) In the event that the Agent shall acquire actual knowledge of any Event of Default or event which would constitute an Event of Default after notice or lapse of time, or both, the Agent shall promptly notify (either orally, confirmed in writing, or in writing) the Lenders of such Event of Default or event and (i) in the case of default under Article IV.A. or E. above may, or if instructed in writing by The CIT Group/Equipment Financing, Inc. shall, take such action and assert such rights as are contemplated under this Agreement and (ii) in the case of any other default under Article IV above may in an emergency, or if requested in writing by the Lenders shall, take such action and assert such rights as are contemplated under this Agreement. The Agent shall be indemnified pro rata by the Lenders against any liability or expenses, including, but not limited to, travel expenses and internal and external counsel fees and expenses, incurred in connection with taking such action. The Agent may refrain from acting in accordance with any instructions from the Lenders until it shall have been indemnified to its satisfaction against any and all costs and expenses which it will or may expend or incur in complying with such instructions.

         Section 5.04 Consultation. When acting in connection with this Agreement, or the other Loan Documents, the Agent may engage and pay for the advice and services of any lawyers, accountants, surveyors, appraisers or other experts whose advice or services may to it appear necessary, expedient or desirable and the Agent shall be entitled to fully rely upon any opinion or such advice so obtained.

         Section 5.05 Communications to and from Agent. When any notice, approval, consent, waiver or other communication or action is required or may be delivered by the Lenders hereunder or the other Loan Documents, action by the Agent shall be effective for all purposes hereunder; provided, that upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Lenders, unless action by the Agent alone, or only upon instruction of all of the Lenders, is expressly permitted or required hereunder, action shall be taken by the Agent for and on behalf of or for the benefit of all the Lenders as provided in Section 5.03 above. The Borrowers may rely on any communication from the Agent hereunder or the other Loan Documents, and need not inquire into the propriety of or authorization for such communication.
Upon receipt by the Agent from the Borrowers or any Lender of any communication it will, in turn, promptly forward such communication to the Lenders; provided, however, that the Agent shall not be liable for any costs, expenses or losses arising from any failure to so forward any such communication.

         Section 5.06 Limitations of Agency. Notwithstanding anything in the Loan Documents, expressed or implied, it is agreed by the parties hereto, that the Agent will act under the Loan Documents as Agent solely for the Lenders and only to the extent specifically set forth herein, and will, under no circumstances, be considered to be an agent or fiduciary of any nature whatsoever in respect to any other person. The Agent may generally engage in any business with the Borrowers or any of their affiliates as if it was not the Agent.

         Section 5.07     No Representations or Warranty.

                          (i) No Lender (including the Agent) makes to any other Lender any representation or any warranty, expressed or implied, or assumes any responsibility with respect to the Loan or the execution, construction or enforceability of the Loan Documents or any instrument or agreement executed by the Borrowers or any other person in connection therewith.

                          (ii) The Agent takes no responsibility for the accuracy or completeness of any information concerning the Borrowers distributed by the Agent in connection with the Loan nor for the truth of any representation or warranty given or made herein, nor for the validity, effectiveness, adequacy or enforceability of this Agreement or any of the other Loan Documents.

         Section 5.08 Lender Credit Decision. Each Lender acknowledges that it has independent of and without reliance upon any other Lender (including the Agent) or any information provided by any other Lender (including the Agent) and based on the financial statements of the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independent of and without reliance upon any other Lender (including the Agent) and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under this Agreement and any other documents relating thereto.

         Section 5.09 Indemnity. Notwithstanding any of the provisions hereof, to the extent the Agent has not been so indemnified by the Borrowers, the Lenders shall severally indemnify the Agent against any and all losses, costs, liabilities, damages or expenses, including but not limited to, reasonable travel expenses and internal and external counsel's reasonable fees and expenses, arising from, or in connection with, its performance as Agent hereunder and not caused by its gross negligence or willful misconduct.

         Section 5.10 Resignation. The Agent may resign as such at any time upon at least 30 days' prior notice to the Borrowers and the Lenders, provided that such resignation shall not take effect until a successor agent has been appointed. In the event of a resignation by the Agent, the Lenders shall promptly appoint a successor agent from among the Lenders.

         Section 5.11 Distribution. The Agent shall be responsible for promptly distributing each Lender's pro rata share of all net amounts received by the Agent under any of the Loan Documents. Each Lender shall be responsible for designating by written notice to the Agent the account to which such distribution shall be deposited.

         Section 5.12 Limitation of Suits. All rights of action and claims under this Agreement and the Security Agreements of the Lenders shall be prosecuted and enforced only by the Agent. The Lenders agree that they shall not independently institute any proceedings, judicial or otherwise, to enforce their rights against the Borrowers under this Agreement or the Security Agreements. However, notwithstanding anything contained in this Section 5.12, the Lenders shall always retain their ability to retain independent counsel and to protect their rights under this Agreement and the other Loan Documents.

         Section 5.13 Right of Setoff. Upon the occurrence and during the continuation of any Event of Default, the Lenders each are hereby authorized at any time and from time to time, without notice to the Borrowers (any such notice being expressly waived by the Borrowers), to setoff and apply any and all deposits (general or special, time or demand, provisional or final, whether or not such setoff results in any loss of interest or other penalty, and including without limitation all certificates of deposit) at any time held by the Lenders and all of the indebtedness arising in connection with this Agreement irrespective of whether or not such Lender will have made any demand under this Agreement, the Notes or any other Loan Document. The Borrowers also hereby grant to each of the Lenders a security interest in and hereby transfer, assign, set over and convey to each of the Lenders, as security for payment of all Advances, all such deposits, funds or property of the Borrowers or indebtedness of any Lender to the Borrowers. Should the right of any Lender to realize funds in any manner set forth hereinabove be challenged and any application of such funds be reversed, whether by court order or otherwise, the Lenders shall make restitution or refund to the Borrowers pro rata in accordance with their respective portions of the Commitment. Each Lender agrees to promptly notify the Borrowers and the Agent after any such setoff and application, provided that the failure to give such notice will not affect the validity of such setoff and application. The rights of the Agent and the Lenders under this Section 5.13 are in addition to other rights and remedies (including without limitation other rights of setoff) which the Agent or the Lenders may have. Nothing contained herein shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrowers to such Lender. This Section is subject to the terms and provision of Section 1.03 hereof.


                                  ARTICLE VI.

                                 MISCELLANEOUS

         Section 6.01 Notices. All notices, requests and demands shall be in writing (including telecopier transmission) given to or made upon the respective parties hereto as follows:

         In the case of the Borrowers, at

         1.      Bayard Drilling Technologies, Inc.
                 4005 Northwest Expressway, Suite 400E
                 Oklahoma City, Oklahoma 73116

                 Attention: Mr. James Brown
                 Telecopier: (405) 879-3847


         2.      Trend Drilling Co.
                 4005 Northwest Expressway, Suite 400E
                 Oklahoma City, Oklahoma 73116

                 Attention: Mr. James Brown
                 Telecopier: (405) 879-3847


         In the case of the Lenders, at

         1.      The CIT Group/Equipment Financing, Inc.
                 1211 Avenue of the Americas
                 New York, New York 10036

                 Attention:       (a)      Senior Vice President - Credit
                                                   Telecopier: (212) 536-1385

                                  (b)      Legal Department
                                                   Telecopier: (212) 536-1388
         with a copy to

                 The CIT Group/Equipment Financing, Inc.
                 1211 Avenue of the Americas
                 New York, New York  10036

                 Attention:       Mr. Richard G. Hansen
                                           Telecopier: (212) 536-9399

         2.      Fleet Capital Corporation
                 2711 North Haskell
                 Suite 2100, LB21
                 Dallas, Texas  75204
                 Telecopier: (214) 828-6530
                 Attention: Loan Administration Manager


         In the case of the Agent, at

                 The CIT Group/Equipment Financing, Inc.
                 1211 Avenue of the Americas
                 New York, New York 10036

                 Attention:       (a)      Senior Vice President - Credit
                                                   Telecopier: (212) 536-1385

                                  (b)      Legal Department
                                                   Telecopier: (212) 536-1388
         with a copy to

                 The CIT Group/Equipment Financing, Inc.
                 1211 Avenue of the Americas
                 New York, New York  10036

                 Attention:       Mr. Richard G. Hansen
                                           Telecopier: (212) 536-9399


or in such other manner as any party hereto shall designate by written notice to the other parties hereto. All such notices shall be effective upon delivery or 3 days after being deposited in the United States mail with postage prepaid certified, return receipt requested in a correctly addressed wrapper, or upon receipt if delivered to Federal Express or similar courier company or transmitted by telefax during normal business hours. All notices, demands, requests, communications and other documents delivered hereunder or under the Loan Documents, unless submitted in the English language, shall be accompanied by certified English translation thereof.

         Section 6.02 No Waiver. No failure on the part of the Lenders or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Lenders or the Agent of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

         Section 6.03 Applicable Law and Jurisdiction. (a) THIS AGREEMENT AND THE LOAN DOCUMENTS PROVIDED FOR HEREIN (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF AND THEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, OTHER THAN CONFLICT OF LAWS RULES THEREOF. Any legal action or proceeding against the Borrowers with respect to this Agreement or any Loan Document may be brought in the courts of the State of New York, the U.S. Federal Courts in such state, sitting in the County of New York, or in the courts of any other jurisdiction where such action or proceeding may be properly brought, and the Borrowers hereby irrevocably accept the jurisdiction of such courts for the purpose of any action or proceeding. The Borrowers hereby designate and irrevocably appoint and empower C T Corporation System (the "Process Agent"), currently located at 1633 Broadway, New York, New York 10019 in each case as its authorized agent to accept, receive and acknowledge for and on behalf of each and its property service of any and all process which may be served but only in any action, suit or proceeding of the nature referred to above in the State of New York and further agree that failure of such firm to give the Borrowers any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. The Borrowers hereby irrevocably authorize and direct the Process Agent to accept such service on its behalf. The Borrowers further irrevocably consent to the service of process out of said courts by the mailing thereof by the Agent by U.S. registered or certified mail postage prepaid to the party to be served at its address designated in Section 6.01. The

Borrowers agree that a final judgment in any action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Section 6.03 shall affect the right of the Lenders or the Agent to serve legal process in any other manner permitted by law or affect the right of the Lenders or the Agent to bring any action or proceeding against the Borrowers or their respective properties in the courts of any other jurisdiction. To the extent that the Borrowers have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to either itself or its property, the Borrowers hereby irrevocably waive such immunity in respect of their obligations under this Agreement and the other Loan Documents. The Borrowers hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Loan Document brought in the Supreme Court of the State of New York, County of New York or the U.S. District Court for the Southern District of New York, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         (b) THE LENDERS, THE AGENT AND THE BORROWERS IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         Section 6.04 Severability. In the event that any provision of this Agreement is held to be void or unenforceable in any jurisdiction, all other provisions shall remain unaffected and be enforceable in accordance with their terms in such jurisdiction, and all provisions of this Agreement shall remain unaffected and shall be enforceable in accordance with their terms in all other jurisdictions.

         Section 6.05 Amendment. Neither this Agreement nor any provision hereof, including without limitation this Section 6.05, may be amended, modified, waived, discharged or terminated orally, but only by an instrument in writing signed by the Agent, the Lenders and the Borrowers. This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Agent and the Lenders, and their respective successors and assigns, except that the Borrowers shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent.

         Section 6.06 Assignment and Participation. The Lenders shall have the right, provided they comply with all applicable state and federal securities laws, to assign or grant participation in all or any portion of the Loan outstanding under this Agreement or the Notes to any affiliate of the Lenders or to any foreign, federal or state banking institution, savings and loan institution or finance company upon thirty (30) days written notice to the Borrowers of such assignment or participation; provided, however, that CIT agrees that it will always retain a portion of the Commitment and a percentage of the Loan outstanding under this Agreement equal to or greater than Fleet's.

         Section 6.07 Costs, Expenses and Taxes. The Borrowers jointly and severally agree to pay on demand all reasonable fees, costs and expenses in connection (i) with the preparation, execution, delivery, administration, amendment and enforcement of this Agreement, the Notes, the other Loan Documents and any other documents to be delivered hereunder and thereunder (including, without limitation, the appraisal and inspection reports required hereunder) and any amendment, modification or supplement hereto or thereto, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lenders and the Agent, and any special counsel associated with them, and with respect thereto and the filing of any document or instrument in connection with any of the foregoing, (ii) with respect to reasonable fees and out of pocket expenses of counsel for advising the Lenders and the Agent as to their rights and responsibilities under this Agreement and the transactions contemplated thereby after an Event of Default or an event which, with the giving of notice or lapse of time, or both, shall have occurred, and (iii) with any filing or recording of any document or instrument. In addition, the Borrowers shall pay any and all stamp and other taxes (including, without limitation penalties and interest assessed thereon) other than Excluded Income Taxes payable or determined to be payable in connection with the execution, delivery or performance of this Agreement and the Loan Documents and any other documents to be delivered hereunder and thereunder and agrees to save the Agent and Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

         Section 6.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

         Section 6.09 Section Headings. The headings of the various Sections and subsections of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         Section 6.10 Merger. THIS AGREEMENT AND THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT AMONG THE BORROWERS, THE AGENT AND THE LENDERS AND SUPERSEDE ALL PRIOR AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, IF ANY, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF.

         Section 6.11 Agent for Borrowers.

         (a) The Borrowers agree that Bayard shall be the true and lawful agent and attorney-in-fact of the Borrowers hereunder in connection with all of the rights, powers and duties of the Borrowers hereunder, including, without limitation, the giving or withholding and the receipt of consents and notices.

         (b) The Agent and the Lenders shall be entitled to and agree to treat any notice given or action taken by Bayard, acting in its capacity as agent, as a notice from or an action by the Borrowers.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                             BAYARD DRILLING TECHNOLOGIES, INC.


                             By: /s/ JAMES E. BROWN
                                ---------------------------------------------
                                      Name: James E. Brown
                                           ----------------------------------
                                      Title: President
                                            ---------------------------------



                             THE CIT GROUP/EQUIPMENT FINANCING, INC.


                             By: /s/ RICHARD G. HANSEN
                                ---------------------------------------------
                                      Name: Richard G. Hansen
                                           ----------------------------------
                                      Title: Vice President
                                            ---------------------------------



                             TREND DRILLING CO.



                             By: /s/ JAMES E. BROWN
                                ---------------------------------------------
                                      Name: James E. Brown
                                           ----------------------------------
                                      Title: President
                                            ---------------------------------



                             FLEET CAPITAL CORPORATION



                             By: /s/ DICK HARRIS
                                ---------------------------------------------
                                      Name: Dick Harris
                                           ----------------------------------
                                      Title: Vice President
                                            ---------------------------------



                             THE CIT GROUP/EQUIPMENT FINANCING,
                              INC., As Agent


                             By: /s/ RICHARD G. HANSEN
                                ---------------------------------------------
                                      Name: Richard G. Hansen
                                           ----------------------------------
                                      Title: Vice President
                                            ---------------------------------